Exhibit 10

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”), dated as of September 18, 2013 (the “Effective Date”), is entered into among SCNRG LLC, a California limited liability company (“SCNRG”), Darren Katic, an individual (“Katic”), Manhattan Holdings, LLC, a Delaware limited liability company (“Manhattan Holdings”), Gerald Tywoniuk, an individual (“Tywoniuk”) (each of Katic, Manhattan Holdings and Tywoniuk a “Seller” and, collectively, “Sellers”) and Sara Creek Gold Corp., a Nevada corporation (“Buyer”).

RECITALS

WHEREAS, Sellers own all of the issued and outstanding limited liability company membership interests (the “Membership Interests”) in SCNRG; and

WHEREAS, Sellers wish to transfer to Buyer, and Buyer wishes to acquire from Sellers, the Membership Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used in this Agreement but not otherwise defined shall have the meaning specified or referred to in this Article I:

“Accounting Referee” has the meaning set forth in Section 7.1(c).

“Acquisition Proposal” has the meaning set forth in Section 6.5.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assignment” has the meaning set forth in Section 2.3(b).

“Balance Sheet” has the meaning set forth in Section 3.6.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.

“Buyer Financial Statements” has the meaning set forth in Section 4.15.

“Buyer Insurance Policies” has the meaning set forth in Section 4.6.

“Buyer Materials Contracts” has the meaning set forth in Section 4.5.

“Buyer SEC Documents” has the meaning set forth in Section 4.15(a).

“Closing” has the meaning set forth in Section 2.5.

“Closing Adjustment” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Easement” means any easement, right-of-way, servitude, license, authorizations, permit, and similar surface and other right and interest applicable to, or used or useful in connection with, the Properties.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written complaint, citation, notice, demand or claim arising from or regarding or related to any actual or alleged Liability under any Environmental Law or Governmental Authorization issued thereunder, any Environmental Liabilities including any potential responsibility for assessment, response, removal, remediation, corrective action or monitoring costs under CERCLA or any similar state law, including such notice from the EPA or any Governmental Authority charged with enforcing Environmental Law, whether in the United States or a foreign jurisdiction, and any claim by any third party for personal injury, property damage, or any claims related thereto arising out of a Release, a threatened Release, or alleged exposure to Hazardous Materials.

“EPA” means the United States Environmental Protection Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time, and any successor law.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Hydrocarbons” means oil, gas, natural gas liquids, condensate, related hydrocarbons and associated substances.

“Knowledge of Buyer or Buyer’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Sellers, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations, of whatever kind or nature, primary or secondary, direct or indirect, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) assets, operations or financial condition of SCNRG or Buyer, as applicable, or (b) the ability of Sellers or Buyer, as applicable, to consummate the transactions contemplated hereby on a timely basis.

“Membership Interests” has the meaning set forth in the recitals.

“Off-Site Location” means any location where Hazardous Materials were Released prior to the Closing Date by SCNRG.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Ownership Interests” means the ownership interests of SCNRG in the Property.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrance” means any or all of the following:

(a)           lessors’ royalties and any overriding royalties, reversionary interests and other burdens, all leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other contracts and any Encumbrances, defects or irregularities that do not secure indebtedness, to the extent that they do not, individually or in the aggregate, materially reduce net revenue interests or net mineral or net leasehold acres or materially increase working interests without a corresponding increase in net revenue interests or otherwise materially detract from the value of or materially interfere with the use or ownership of Ownership Interests subject thereto or affected thereby (as currently used or owned) and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties without adjustment of price or provision for cure or indemnity;

(b)           deed of trust and net profits interest granted by SCNRG in favor of Christian Hall; or

(c)           any environmental conditions, regulatory compliance issues or other matters waived by Buyer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period commencing after the Closing Date.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.1(c).

“Property” means the property of SCNRG listed on Exhibit A.

“Purchase Price” has the meaning set forth in Section 2.2.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors/managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SCNRG Insurance Policies” has the meaning set forth in Section 3.8.

“SCNRG Materials Contracts” has the meaning set forth in Section 3.7.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time, and any successor law.

“Shares” has the meaning set forth in Section 2.2.

“Straddle Period” has the meaning set forth in Section 7.1(c).

“Taxes” means (a) any unclaimed property and escheat obligations and all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes for any period; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Assignment, the schedules and exhibits to the Agreement and any other documents required to effect the Closing.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

2.1           Plan of Reorganization. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall transfer to Buyer, and Buyer shall acquire from Sellers, all of Sellers’ right, title and interest in and to the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.2. It is the intention of the parties that all of the issued and outstanding Membership Interests in SCNRG shall be acquired by Buyer in exchange solely for voting stock of Buyer in a tax deferred transaction under Section 368(a)(1)(B) of the Code. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall exchange with Buyer the interests in SCNRG for shares of Buyer as provided herein. Notwithstanding any provision of this Agreement to the contrary, the consideration paid for the Membership Interests shall be solely the voting stock of Buyer.

2.2           Purchase Price. The aggregate consideration for the Membership Interests shall be Fourteen Million (14,000,000) common shares of capital stock of Buyer (the “Shares”), subject to any adjustments made pursuant to Section 2.4 (the “Purchase Price”). The Purchase Price shall be allocated among Sellers as follows:

Seller:	Number of Shares:
Katic	6,000,000
Manhattan Holdings	6,000,000
Tywoniuk	2,000,000

2.3           Transactions to be Effected at the Closing.

(a)           At the Closing, Buyer shall deliver to Sellers:

(i)           the Purchase Price, subject to any Closing Adjustment pursuant to Section 2.4, in the form of duly issued share certificates; and

(ii)          the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 8.3.

(b)           At the Closing, Sellers shall deliver to Buyer:

(i)           an assignment of the Membership Interests to Buyer, in form and substance reasonably acceptable to Buyer (the “Assignment”), duly executed by Sellers; and

(ii)          the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 8.2.

2.4           Purchase Price Adjustment. It is the intent of all parties that the Purchase Price is in an amount greater than 50% of the issued and outstanding shares of Buyer on a fully-diluted basis as of the Closing. If, at the time of Closing, the Purchase Price does not constitute an amount greater than 50% of the issued and outstanding common shares of Buyer on a fully diluted basis, the Purchase Price shall be adjusted to a number of common shares of capital stock of Buyer that is greater than 50% of the issued and outstanding common shares of capital stock of Buyer on a fully diluted basis (the “Closing Adjustment”). Any Closing Adjustment will be allocated among Sellers on a pro rata basis.

2.5           Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at a time no later than two Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (the “Closing Date”), other than conditions which, by their nature, are to be satisfied on the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Disclosure Schedule, Sellers represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the Effective Date.

3.1           Organization and Authority of Sellers. Sellers have full power and authority to enter into this Agreement and the other Transaction Documents to which Sellers are a party, to carry out their obligations under this Agreement and other Transaction Documents to which Sellers are a party, and to consummate the contemplated transactions of Sellers. The execution and delivery by Sellers of this Agreement and any other Transaction Document to which Sellers are a party and the performance by Sellers of the contemplated transactions have been duly authorized by all requisite action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms. When each other Transaction Document to which Sellers are or will be parties has been duly executed and delivered by Sellers (assuming due authorization, execution and delivery by each other party to these documents), such Transaction Documents will constitute a legal and binding obligation of Sellers enforceable against them in accordance with its terms.

3.2           Organization, Authority and Qualification of SCNRG. SCNRG is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 3.2 sets forth each jurisdiction in which SCNRG is licensed or qualified to do business, and SCNRG is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by SCNRG in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

3.3           Capitalization.

(a)           Sellers are the record owners of and have good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in SCNRG. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)           To the Knowledge of Sellers, the Membership Interests were issued in compliance with applicable Laws and were not issued in violation of the Organizational Documents of SCNRG or any other agreement, arrangement or commitment to which Sellers or SCNRG is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)           There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in SCNRG or obligating Sellers or SCNRG to issue or sell any membership interests (including the Membership Interests), or any other interest, in SCNRG. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

3.4           No Subsidiaries. SCNRG does not own, or have any interest in any shares or have an ownership interest in any other Person now or at any time since the organization of SCNRG.

3.5           No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which they are parties, and the consummation of the contemplated transactions, does not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of SCNRG; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers or SCNRG; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Sellers or SCNRG is a party or by which Sellers or SCNRG is bound or to which any of their respective properties and assets are subject (including any SCNRG Material Contract) or any Permit affecting the properties, assets or business of SCNRG; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of SCNRG. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers or SCNRG in connection with the execution and delivery of the Transaction Documents and the consummation of the contemplated transactions.

3.6           Financial Statements. Schedule 3.6 contains a true and accurate copy of the unaudited balance sheet (the “Balance Sheet”) of SCNRG as of December 31, 2012, as per Schedule L of IRS Form 1065, prepared on a cash basis for income tax purposes, and fairly represents the financial condition of SCNRG on a cash basis in accordance with income tax requirements as of the date of preparation.

3.7           Material Contracts. Schedule 3.7 lists the material contracts of SCNRG (collectively, the “SCNRG Material Contracts”). Each SCNRG Material Contract is valid and binding on SCNRG in accordance with its terms and is in full force and effect. None of SCNRG or, to Sellers’ Knowledge, any other party to any SCNRG Material Contract, is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any SCNRG Material Contract and no event or circumstance has occurred or, to Sellers’ Knowledge, will occur (including the execution of this Agreement and the consummation of the transactions contemplated herein) that, with notice or lapse of time or both, would constitute an event of default under any SCNRG Material Contract or result in a termination thereof, or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each SCNRG Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

3.8           Insurance. SCNRG maintains no insurance policies, including, without limitation, policies of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability or other casualty or property insurance relating to the assets, business, operations, employees, officers or directors of SCNRG. There are no outstanding claims related to the business of SCNRG under any previously maintained insurance policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. To the Knowledge of Sellers, the operator of each property leased or owned, directly or indirectly, by SCNRG has maintained such insurance policies that a reasonably prudent operator would carry for properties similar to each such property.

3.9           Legal Proceedings; Governmental Orders; Compliance with Laws.

(a)           There are no Actions pending or, to Sellers’ Knowledge, threatened against or by SCNRG, Sellers or any Affiliate of Sellers (i) affecting any of SCNRG’s properties or assets; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           To the Knowledge of Sellers, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting SCNRG or any of its properties or assets.

(c)           Except as otherwise set forth in the Disclosure Schedules, to the Knowledge of Sellers, SCNRG is in compliance with all Laws (including Environmental Laws, Laws relating to Taxes and Laws relating to employment, employee benefits or labor matters) applicable to SCNRG, except to the extent that the failure to comply therewith would not have a Material Adverse Effect or materially delay or interfere with the Sellers’ ability to consummate the transactions contemplated herein.

3.10         Employment Matters.

(a)           As of the Effective Date, all compensation, including wages, commissions and bonuses and employment taxes, social security payments and similar governmental payments, payable to (or for the benefit of) employees, independent contractors or consultants of SCNRG for services performed on or prior to the date hereof have been paid in full (or accrued in full in the ordinary course of business and there are no outstanding agreements, understandings or commitments of SCNRG with respect to any compensation, commissions or bonuses.

(b)           SCNRG is, has been and will be at all times up to and including the Closing Date in compliance with all applicable Laws respecting employment and employment practices, and terms and conditions of employment (including existing and prior union agreements) except, in any such case, for such non-compliance or violations as would not in the aggregate constitute a Material Adverse Effect.

(c)           SCNRG has not caused any mass layoff (as defined in the WARN Act) of any Persons working for SCNRG.

(d)           Since its formation, SCNRG has not (i) maintained or sponsored, nor participated in, any Employee Pension Benefit Plan subject to Title IV of ERISA for any of its employees, (ii) contributed to or been required to contribute to any multiemployer plan, or (iii) maintained or contributed to any Employee Welfare Benefit Plan that provides health, medical or life insurance benefits for retired or terminated employees, their spouses or their dependents, other than in accordance with Section 4980B of the Code.

3.11         Taxes.

(a)           All Tax Returns required to be filed on or before the Closing Date by SCNRG have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by SCNRG (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           SCNRG has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No claim has been made by any taxing authority in any jurisdiction where SCNRG does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction and no assessment, deficiency, or adjustment has been asserted, proposed, or, to the Knowledge of SCNRG or the Sellers, threatened in writing with respect to any Taxes or Tax Returns of or with respect to SCNRG.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of SCNRG. There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to SCNRG.

(e)           There are no Encumbrances (other than Encumbrances for current period Taxes not yet due and payable) on any of the assets of SCNRG that arose in connection with any failure (or alleged failure) to pay any Tax.

(f)           There are no Tax audits or administrative or judicial proceedings being conducted, pending, or to the Knowledge of SCNRG or Sellers, threatened with respect to SCNRG.

(g)           SCNRG is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.

(h)           SCNRG does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.

(i)            No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect SCNRG.

(j)            To the Knowledge of Sellers, all of the property of SCNRG that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to December 31, 2012 and no portion of SCNRG’s property constitutes omitted property for property tax purposes.

(k)           Effective August 1, 2013, SCNRG elected to be treated as an association taxable as a corporation, and also elected to be an “S” corporation effective as of such date. Prior to August 1, 2013, SCNRG was classified as a partnership for U.S. federal and applicable state income Tax purposes.

3.12         Books and Records. The LLC records of SCNRG have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those records will be in the possession of SCNRG.

3.13         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

3.14         Environmental Matters.

(a)           SCNRG has not caused or expressly permitted any Hazardous Material to be used, placed, stored, or disposed of on or under any real estate owned, leased or operated by SCNRG or any Off-Site Location, except in compliance with applicable Environmental Law, and it is not or has not been, to the Knowledge of Sellers, in violation of any applicable Environmental Law or Governmental Order, except, in any such case, for such non-compliance or violation as would not have a Material Adverse Effect.

(b)           Neither Sellers nor SCNRG has received any Environmental Notice arising from or relating to the operation or conduct or the ownership or operation of any asset, the substance of which Environmental Notice has not been resolved or, if pending, would have a Material Adverse Effect.

(c)           No Governmental Order or proceeding has been issued or is pending against or, to the Knowledge of Sellers, is threatened in writing against, Sellers or SCNRG relating to a violation of any applicable Environmental Law or to any Environmental Claim including a Release of Hazardous Materials, except, in any such case, for such violation or Environmental Claim as would not have a Material Adverse Effect.

(d)           There has not been any accident or sudden unintended incident in connection with SCNRG’s ownership or, to the Knowledge of Sellers without duty of inquiry, the operation of the Property that has resulted in exposure of any Person to any Hazardous Material that is reasonably expected to form the basis of a claim for damages or compensation that would have a Material Adverse Effect.

(e)           To the Knowledge of Sellers, SCNRG has not released any Hazardous Materials in violation of applicable Environmental Laws or in a manner that would give rise to any Environmental Claim, except for any Environmental Claim that would not have a Material Adverse Effect.

(f)            SCNRG shall deliver or otherwise make available to Buyer, upon Buyer’s request, copies and results of any material reports, studies, correspondence, analyses, tests or monitoring, possessed by or in the control of SCNRG or its environmental consultants with respect to any Environmental Claim.

3.15         Liabilities. To the Knowledge of Sellers there are and, as of the Closing, there will be, no liabilities of SCNRG other than (a) current Liabilities set forth on the Balance Sheet identified in Section 3.6, (b) Liabilities arising out of or relating to matters identified in any of the Disclosure Schedules, (c) current Liabilities incurred in the ordinary course of business as would be or would have been permitted under Section 6.1(a) whether prior to the Effective Date or hereafter, and (d) those Liabilities listed on Schedule 3.15. To the knowledge of Sellers, since January 1, 2013, there has and, as of the Closing Date there will have been, no change, event, occurrence or circumstance that, individually or in the aggregate with any other changes, events, occurrences or circumstances, has had a Material Adverse Effect on SCNRG.

3.16         Conduct of Business. Since January 1, 2013, except as otherwise permitted pursuant to Section 6.1(a), SCNRG has and, as of the Closing, will have:

(a)           conducted the business of SCNRG in the ordinary and usual course of day-to-day operations, substantially consistent in nature, scope and magnitude with the past practices of SCNRG, including pursuing other business opportunities as disclosed to Buyer from time to time;

(b)           not sold, disposed of or otherwise transferred any interests in any material assets of SCNRG;

(c)           not increased the compensation, bonus, commissions or fee arrangements payable or to become payable by SCNRG to its employees, except as consistent with its past practices;

(d)           not entered into, amended, modified or terminated any new or existing Contract other than in the ordinary course of business or as otherwise mutually agreed by the parties; and

(e)           not incurred any additional indebtedness or accrued any additional liabilities other than trade liabilities incurred in the ordinary course of business consistent with past practices or as otherwise mutually agreed by the parties.

3.17         Sellers’ Status. Sellers are United States Persons within the meaning of Section 7701(a)(30) of the Code.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Disclosure Schedule, Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the Effective Date.

4.1           Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations and to consummate the contemplated transactions. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations and the consummation by Buyer of the contemplated transactions have been duly authorized by its board of directors. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party to the Transaction Documents), the Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

4.2           No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the contemplated transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the contemplated transactions, which, in the aggregate, would not have a Material Adverse Effect.

4.3           Capitalization; Securities Compliance.

(a)           Schedule 4.3(a) sets forth a true and accurate description of the capitalization of Buyer as of the Effective Date. The Shares have been have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Sellers shall own all of the Shares, free and clear of all Encumbrances. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Buyer or obligating Buyer to issue or sell any capital stock, or any other interest, in Buyer. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(b)           To the Knowledge of Buyer, all issuances of the securities of Buyer were, and have been, made in compliance with the Securities Act and any other legal requirement. Schedule 4.3(b) sets forth a true and complete list of all securities issued by Buyer since July 18, 2011.

4.4           No Subsidiaries. Buyer does not own, directly or indirectly, any equity or long-term debt securities of any Person.

4.5           Material Contracts. Schedule 4.5 lists the material contracts of Buyer (collectively, the “Buyer Material Contracts”). Each Buyer Material Contract is valid and binding on Buyer in accordance with its terms and is in full force and effect. None of Buyer or, to Buyer’s Knowledge, any other party to any Buyer Material Contract, is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Buyer Material Contract and no event or circumstance has occurred or, to Buyer’s Knowledge, will occur (including the execution of this Agreement and the consummation of the transactions contemplated herein) that, with notice or lapse of time or both, would constitute an event of default under any Buyer Material Contract or result in a termination thereof, or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Buyer Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Sellers.

4.6           Insurance. Buyer maintains no insurance policies, including, without limitation, policies of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability or other casualty or property insurance relating to the assets, business, operations, employees, officers or directors of Buyer. There are no outstanding claims related to the business of Buyer under any previously maintained insurance policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

4.7           Legal Proceedings; Governmental Orders; Compliance with Laws.

(a)           There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer (i) affecting any of its properties or assets; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Buyer or any of its properties or assets.

(c)           Buyer is in compliance with all Laws (including Environmental Laws, Laws relating to Taxes and Laws relating to employment, employee benefits or labor matters) applicable to Buyer, except to the extent that the failure to comply therewith would not have a Material Adverse Effect or materially delay or interfere with Buyer’s ability to consummate the transactions contemplated herein.

4.8           Employment Matters.

(a)           As of the Effective Date, all compensation, including wages, commissions and bonuses and employment taxes, social security payments and similar governmental payments, payable to (or for the benefit of) employees, independent contractors or consultants of Buyer for services performed on or prior to the date hereof have been paid in full (or accrued in full on in this ordinary course of business and there are no outstanding agreements, understandings or commitments of Buyer with respect to any compensation, commissions or bonuses.

(b)           Buyer is, has been (since July 18, 2011) and will be at all times up to and including the Closing Date in compliance with all applicable Laws respecting employment and employment practices, and terms and conditions of employment (including existing and prior union agreements) except, in any such case, for such non-compliance or violations as would not in the aggregate constitute a Material Adverse Effect.

(c)           Buyer has not caused any mass layoff (as defined in the WARN Act) of any Persons working for Buyer.

(d)           Since July 18, 2011, Buyer has not (i) maintained or sponsored, nor participated in, any Employee Pension Benefit Plan subject to Title IV of ERISA for any of its employees, (ii) contributed to or been required to contribute to any multiemployer plan, or (iii) maintained or contributed to any Employee Welfare Benefit Plan that provides health, medical or life insurance benefits for retired or terminated employees, their spouses or their dependents, other than in accordance with Section 4980B of the Code.

4.9           Taxes.

(a)           All Tax Returns required to be filed between July 18, 2011 and the Closing Date by Buyer have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Buyer (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           Since July 18, 2011, Buyer has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           Since, July 18, 2011, no claim has been made by any taxing authority in any jurisdiction where Buyer does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction and no assessment, deficiency, or adjustment has been asserted, proposed, or, to the Knowledge of Buyer, threatened in writing with respect to any Taxes or Tax Returns of or with respect to Buyer.

(d)           Since July 18, 2011, no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Buyer. There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Buyer.

(e)           There are no Encumbrances (other than Encumbrances for current period Taxes not yet due and payable) on any of the assets of Buyer that arose in connection with any failure (or alleged failure) to pay any Tax.

(f)           There are no Tax audits or administrative or judicial proceedings are being conducted, pending, or to the Knowledge of Buyer, threatened with respect to Buyer.

(g)           Buyer is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.

(h)           Buyer does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.

(i)           No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Buyer.

(j)           To the Knowledge of the Buyer, all of the property of Buyer that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to December 31, 2012 and no portion of Buyer’s property constitutes omitted property for property tax purposes.

4.10         Books and Records. The corporate records of Buyer have been made available to Sellers, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those records, and all accounting records, will become the property of Buyer, and will be delivered within five days after Closing to Katic at a location of his designation.

4.11         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

4.12         Environmental Matters.

(a)           Buyer has not (since July 18, 2011) caused or permitted any Hazardous Material to be used, placed, stored, or disposed of on or under any real estate owned, leased or operated by Buyer or any Off-Site Location, except in compliance with applicable Environmental Law, and it is not or has not been, to the Knowledge of Buyer, in violation of any applicable Environmental Law or Governmental Order, except, in any such case, for such non-compliance or violation as would not have a Material Adverse Effect.

(b)           Buyer has not (since July 18, 2011) received any Environmental Notice arising from or relating to the operation or conduct or the ownership or operation of any asset, the substance of which Environmental Notice has not been resolved or, if pending, would have a Material Adverse Effect.

(c)           No Government Order or proceeding has (since July 18, 2011) been issued or is pending against, or to the Knowledge of Buyer is threatened in writing against, Buyer relating to a violation of any applicable Environmental Law or to any Environmental Claim including a Release of Hazardous Materials, except, in any such case, for such violation or Environmental Claim as would not have a Material Adverse Effect.

(d)           There has not (since July 18, 2011) been any accident or sudden unintended incident in connection with the operation of Buyer which has resulted, to the Knowledge of Buyer, in exposure of any Person to any Hazardous Material which is reasonably expected to form the basis of a claim for damages or compensation which would have a Material Adverse Effect.

(e)           Neither Buyer nor  any Affiliate of Buyer have (since July 18, 2011) released any Hazardous Materials in violation of applicable Environmental Laws or in a manner that would give rise to any Environmental Claim, except for any Environmental Claim that would not have a Material Adverse Effect.

(f)           Buyer shall deliver or otherwise make available to Sellers, upon Sellers’ request, copies and results of any material reports, studies, correspondence, analyses, tests or monitoring, possessed by or in the control of Buyer or its environmental consultants with respect to any Environmental Claim.

4.13         Liabilities. To the Knowledge of Buyer there are, and as of the Closing, there will be, no liabilities of Buyer other than (a) current Liabilities set forth on Buyer’s balance sheet contained in the Buyer Financial Statements, (b) Liabilities arising out of or relating to matters identified in any of the Disclosure Schedules and (c) current Liabilities incurred in the ordinary course of business as would be or would have been permitted under Section 6.1(b) whether prior to the date hereof or hereafter. To the knowledge of Buyer, since January 1, 2013, there has, and as of the Closing Date, there will have been, with respect to Buyer, no change, event, occurrence or circumstance that, individually or in the aggregate with any other changes, events, occurrences or circumstances, has had a Material Adverse Effect.

4.14         Conduct of Business. Since January 1, 2013, except as otherwise permitted pursuant to Section 6.1(b), Buyer has and, as of the Closing, will have:

(a)           conducted the business of Buyer in the ordinary and usual course of day-to-day operations, substantially consistent in nature, scope and magnitude with the past practices of Buyer, including pursuing other business opportunities as disclosed to Sellers from time to time;

(b)           not sold, disposed of or otherwise transferred any interests in any material assets of Buyer;

(c)           not increased the compensation, bonus, commissions or fee arrangements payable or to become payable by Buyer to its employees, except as consistent with its past practices;

(d)           not entered into, amended, modified or terminated any new or existing contract other than in the ordinary course of business or as otherwise mutually agreed by the parties; and

(e)           not incurred any additional Indebtedness or accrued any additional liabilities other than trade indebtedness incurred in the ordinary course of business consistent with past practices or as otherwise mutually agreed by the parties.

4.15         SEC Filings; Financial Statements.

(a)           Since July 18, 2011, Buyer has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Buyer with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Buyer SEC Documents”). As of their respective effective dates (in the case of the Buyer SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Buyer SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Buyer SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of Buyer included in the Buyer SEC Documents, including the related notes and schedules (collectively, the “Buyer Financial Statements”) (A) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (B) fairly present in all material respects the financial position and the results of operations, cash flows and changes in stockholders’ equity of Buyer as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments).

(b)           Buyer is not a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Buyer, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer in its published financial statements or other Buyer SEC Documents.

(c)           Without limiting the generality of Section 4.15(a), since July 18, 2011, (i) L.L. Bradford & Company, LLC have not resigned or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreement with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of Buyer has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Buyer with the SEC since the enactment of the Sarbanes-Oxley Act, and neither Buyer nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness or manner of the filing of the certification required by the Sarbanes-Oxley Act and made by Buyer’s principal executive officer and principal financial officer and (iii) no enforcement action has been initiated or, to the Knowledge of Buyer, threatened against Buyer by the SEC relating to disclosures contained in any Buyer SEC Document.

(d)           Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since July 18, 2011, neither Buyer nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of Buyer.

4.16         Internal Controls. Buyer maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Buyer, (ii) provide reasonable assurance that receipts and expenditures of Buyer are being made in accordance with authorizations of management of Buyer and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Buyer’s assets that could have a material effect on its financial statements. Buyer (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed to Buyer’s auditors and the audit committee of the board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that adversely affect in any material respect Buyer’s ability to record, process, summarize and report financial information, and has identified for Buyer’s auditors and audit committee of the board of directors any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

4.17           No Oil and Gas or Mining Rights, Leases, Interests or Operations. Buyer has and, since July 18, 2011, has had no interest, direct or indirect, in any oil and gas or mining rights, leases or operations.

ARTICLE V
TITLE REVIEW

Prior to execution and delivery of this Agreement, SCNRG has made available, for review of Buyer, the records in SCNRG’s possession relating to all property leased or owned, directly or indirectly, by SCNRG. Buyer has conducted such review to its satisfaction. Buyer is accepting any interest of SCNRG in any property, whether leased or owned, direct or indirect, on an “as-is” basis.

ARTICLE VI
COVENANTS

6.1           Conduct of Business Prior to the Closing.

(a)           From the Effective Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause SCNRG to, conduct the business of SCNRG in the ordinary course of SCNRG’s business consistent with past practice and use reasonable best efforts to maintain and preserve intact the current organization and business of SCNRG and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with SCNRG.

(b)           From the Effective Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Sellers (which consent shall not be unreasonably withheld or delayed), Buyer shall to conduct its business in the ordinary course of the Buyer’s business consistent with past practice and use reasonable best efforts to maintain and preserve intact the current organization and business of Buyer and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Buyer.

6.2           Pre-Closing SCNRG Obligations. Prior to or concurrent with the Closing, SCNRG will:

(a)           enter into an option to purchase the remaining 1/3 of the DEEP Lease on terms agreeable to Buyer;

(b)           enter into an option to purchase the Rincon property on terms agreeable to Buyer; and

(c)           produce a schedule of liabilities, including that certain note, assignment of interest and security interest with Christian Hall, in a form satisfactory to Buyer.

6.3           Pre-Closing Buyer Obligations. Prior to or concurrent with the Closing, Buyer will perform or otherwise coordinate all preliminary steps reasonably necessary or advisable to conduct a private placement, on a best efforts basis, to provide funding for SCNRG to, among other things, fulfill SCNRG’s obligations under Sections 6.2(a) and (b).

6.4           Diligence Review. From the Effective Date until the Closing, each party shall (a) afford the other party with full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to such party in a manner that does not disrupt any business of the party; (b) furnish the other party with such financial, operating and other data and information related to such party as the other party may reasonably request; and (c) instruct the Representatives of such party cooperate with the other party in its diligence efforts.

6.5           No Solicitation of Other Bids. From the Effective Date until the Closing Date, Sellers, SCNRG and Buyer shall not, and Sellers, SCNRG and Buyer shall not authorize or encourage any investment bankers, consultants or other advisors, or permit any officer, director, employee, agent or other representative of any Sellers, SCNRG or Buyer, to, solicit, initiate, or encourage (including by way of furnishing non-public information) the submission of any proposal or offer from any Person (or participate in any negotiations of any proposal or offer with any Person or group other than Buyer and its Affiliates) relating to any (i) acquisition of assets of SCNRG or Buyer, (ii) acquisition of beneficial ownership of any material or controlling interest in SCNRG or Buyer; or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving SCNRG or Buyer (any such proposal or offer an “Acquisition Proposal”). For purposes of clarity, in response to any inquiry or other communication regarding an Acquisition Proposal, Sellers, SCNRG or Buyer may refer the Person making the Acquisition Proposal to this Section 6.5 and state that Sellers, SCNRG and Buyer are subject to the requirements of this Section 6.5, which referral shall not be a breach of this Section 6.5.

6.6           Notice of Certain Events. From the Effective Date until the Closing, each party shall promptly notify the other parties in writing of:

(a)           any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made hereunder not being materially true and correct or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.2 or Section 8.3 to be satisfied;

(b)           any notice or other communication from any Person alleging that the consent of the Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d)           any Actions commenced or, to Sellers’ or Buyer’s Knowledge, threatened against, relating to or involving or otherwise affecting Sellers, SCNRG or Buyer that, if pending on the Effective Date, would have been required to have been disclosed pursuant to Section 3.9(a) or Section 4.7(a) or that relates to the consummation of the transactions contemplated by this Agreement.

6.7           Officer Appointments/Resignations and Board Appointments.

(a)           Buyer shall deliver to Sellers the written resignation of Kristian Andresen, effective as of the Closing Date, as Chief Executive and Financial Officer of Buyer; Mr. Andresen will remain as Director and Secretary of Buyer.

(b)           Buyer shall deliver to Sellers a written consent of the Board of Directors of Buyer, effective as of the Closing Date, (i) setting the size of Buyer’s Board of Directors at three members and appointing Darren Katic as Director, and (ii) appointing Darren Katic as Chief Executive Officer and Chief Financial Officer of Buyer. Darren Katic will have the right to nominate the third Director. Darren Katic will have the right to nominate a new Chief Financial Officer at a later date.

6.8           Confidentiality. From and after the Closing, each party shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the other parties hereto, except to the extent that such party can show that the information (a) is generally available to and known by the public through no fault of that party, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such party, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any party or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such shall promptly notify the other parties in writing and shall disclose only that portion of such information which that is advised by its counsel in writing is legally required to be disclosed, provided that such party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.9           Books and Records.

(a)           In order to facilitate the resolution of any claims made against or incurred by any party prior to the Closing, or for any other reasonable purpose, for a period of five years after the Closing, Buyer shall:

(i)           retain the books and records (including personnel files) of SCNRG and Buyer and their operations relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of SCNRG and Buyer, as applicable; and

(ii)          upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(b)           Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.9 where such access would violate any Law.

ARTICLE VII
TAX MATTERS

7.1           Tax Covenants.

(a)           Without the prior written consent of Buyer, which consent shall not be unreasonably withheld or conditioned, Sellers shall not, to the extent it may affect, or relate to, SCNRG, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction, nor shall Sellers cause any of the foregoing, that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or SCNRG in respect of any Post-Closing Tax Period.

(b)          Without the prior written consent of Sellers, which consent shall not be unreasonably withheld or conditioned, prior to the Closing, Buyer shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction, nor shall Buyer cause any of the foregoing, that would have the effect of: (i) increasing the Tax liability of any Seller in any Pre-Closing Tax Period, or (ii) increasing the Tax Liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period.

(c)           Sellers shall cause SCNRG at SCNRG’s expense to prepare and timely file all Tax Returns for SCNRG for all taxable periods ending on or before the Closing Date (“Pre-Closing Tax Periods”). Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns for SCNRG for all taxable periods beginning before and ending after the Closing Date (“Straddle Periods”). Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. If either party objects to any item on any such Tax Return, it shall, within 10 days after delivery of such Tax Return, notify the other party in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly and timely delivered, Buyer and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers are unable to reach such agreement within 10 days after receipt by Sellers of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by Sellers and reasonably acceptable to Buyer (the “Accounting Referee”). Any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items no later than 3 days prior to the due date of the disputed Tax Return. If the Accounting Referee has not made its determination 3 days prior to the due date for such disputed Tax Return, the Tax Return shall be filed as originally proposed, reflecting any items previously objected to and agreed, and then subsequently amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Sellers.

7.2           Post-Closing Tax Period Taxes and Tax Returns. The preparation and filing of any Tax Return of SCNRG that does not relate to a Pre-Closing Tax Period, along with all Taxes associated with any such Tax Return, shall be exclusively within the control of, and wholly borne by, Buyer.

7.3           Straddle Period. The amount of Taxes attributable to the pre-Closing portion of any Straddle Period shall, (i) in the case of any income Taxes, sales Taxes, employment Taxes and other Taxes of SCNRG that are readily apportionable between periods based on an actual or deemed closing of the books, be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) in the case of other Taxes of SCNRG, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period.

7.4           Cooperation; Tax Proceedings. Each of Buyer and Sellers shall furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Buyer or Sellers as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. The filing party under Section 7.1 shall control any audits, disputes, administrative, judicial or other proceedings related to Taxes with respect to which either party may incur liability hereunder; provided, however that in the event an adverse determination may result in Buyer or Sellers having responsibility to a taxing authority for Taxes, each party shall be entitled to fully participate in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder.

7.5           Refunds and Tax Credits. To the extent that SCNRG receives any refund of Taxes with respect to a Pre-Closing Tax Period, then SCNRG shall pay over to Sellers in cash any such refund (together with any interest thereon), net of any taxes or other costs incurred by SCNRG attributable to the receipt of such refund or credit, within 10 days after receipt or entitlement thereto.

7.6           Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.11, Section 4.9 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1           Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

(a)           The receipt, at or prior to the Closing, of all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.5 and Section 4.2, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

(b)           No Action shall have been commenced against Buyer, Sellers or SCNRG to materially restrain, prohibit or otherwise materially interfere with or obtain substantial monetary damages (not otherwise covered by insurance) in connection with the consummation of the transactions contemplated herein, or that would prevent the Closing.

(c)           No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material contemplated transaction.

8.2           Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver in Buyer’s discretion, at or prior to the Closing, of each of the following conditions:

(a)           Between the Effective Date and the Closing, there shall be no Material Adverse Effect in the operations or condition of SCNRG’s assets or the financial condition or liabilities (as reflected in SCNRG’s Balance Sheet or otherwise) of SCNRG other than such expenditures, business arrangements and changes in operations as mutually agreed by the parties prior to Closing and as provided in this Agreement. Between the Effective Date and the Closing, there shall not have occurred any Material Adverse Effect with respect to SCNRG, nor shall any event or events have occurred that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect with respect to SCNRG.

(b)           The representations and warranties of Sellers contained in this Agreement, the Assignment and the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c)           Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by Sellers prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d)           All executed approvals, consents and waivers that are listed on Schedule 3.5 shall have been received, and shall have been delivered to Buyer at or prior to the Closing.

(e)           Sellers shall have duly executed and delivered the Assignment to Buyer.

(f)           The other Transaction Documents shall have been executed and delivered and true and complete copies of the executed Transaction Documents shall have been delivered to Buyer.

(g)           Buyer shall have received a customary certificate of Sellers certifying the documents and signatures for the Transaction.

(h)           Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for SCNRG from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which SCNRG is organized.

(i)            Sellers shall have delivered to Buyer copies of the options and schedule of liabilities as set forth in Section 6.2.

8.3           Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)           Between the Effective Date and the Closing, there shall be no Material Adverse Effect in the operations or condition of Buyer’s assets or the financial condition or liabilities (as reflected in the Buyer Financial Statements or otherwise) of Buyer other than such expenditures, business arrangements and changes in operations as mutually agreed by the parties prior to Closing and as provided in this Agreement. Between the Effective Date and the Closing, there shall not have occurred any Material Adverse Effect with respect to Buyer, nor shall any event or events have occurred that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect with respect to Buyer.

(b)           The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant to this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents, to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d)           All executed approvals, consents and waivers that are listed on Schedule 4.2 shall have been received, and shall have been delivered to Sellers at or prior to the Closing.

(e)           The other Transaction Documents shall have been executed and true and complete copies shall have been delivered to Sellers.

(f)            Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.3(b) and Section 8.3(c) have been satisfied.

(g)           Sellers shall have received a certificate of the duly authorized officer of the Buyer certifying that attached are true and complete copies of all resolutions adopted by the governing committee of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the contemplated transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the contemplated transactions.

(h)           Sellers shall have received a certificate of the duly authorized officer of the Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered under this Agreement.

(i)            Buyer shall have delivered to Sellers a good standing certificate (or its equivalent) for Buyer from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Buyer is organized and any jurisdiction in which it is qualified to conduct business.

(j)            Buyer shall have delivered to Sellers the shares certificates in an amount equal to the Purchase Price.

(k)           Buyer shall have delivered to Sellers the appointments and resignations referenced in Section 6.7.

ARTICLE IX
TERMINATION

9.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Sellers and Buyer;

(b)           by Buyer by written notice to Sellers if Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, or inaccuracy in a representation or warranty under Article III by Sellers or a material failure to perform any covenant made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within ten days of Sellers’ receipt of written notice of the breach from Buyer.

(c)           by Sellers by written notice to Buyer if Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and the breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of the breach from Sellers;

(d)           by Buyer or Sellers if the Closing has not occurred by October 31, 2013; provided, that neither Buyer, on the one hand, nor Sellers, on the other hand, may terminate this Agreement pursuant to this Section 9.1(d) if such party’s material breach of this Agreement was the proximate cause of the failure of the Closing to occur as of the time of such termination; or

(e)           by Buyer or Sellers if (i) there is any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority has issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and the Governmental Order has become final and non-appealable.

9.2           Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void, except for Article X and Section 6.8, and there shall be no liability on the part of any party hereto except that nothing in this Agreement shall relieve any party to this Agreement from liability for any willful breach of any provision of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1         Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the costs and expenses, whether or not the Closing shall have occurred.

10.2         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. The communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to Sellers:	c/o SCNRG, LLC
326 S. Pacific Coast Highway, Suite 102
Redondo Beach, California 90277
Attn: Darren Katic, Managing Member
Phone: (310) 316-3623
Email: dkatic@scnrg.com

with a copy to:	Rutan & Tucker, LLP
611 Anton Boulevard, 14th Floor
Costa Mesa, California 92626
Attn: Gregg Amber
Phone: (714) 641-3425
Email: gamber@rutan.com

If to Buyer:	Sara Creek Gold Corp.
10 Market Street #328
Camana Bay, Cayman Islands, KYI-9006
Attn: Kristian Andresen
Facsimile: 1 (888) 334-4578
Email: kristianandresen@mac.com

with a copy to:	Scott Olson, Esq.
274 Broadway
Costa Mesa, California 92627
Phone: (310) 985-1034
Email: sdoesq@gmail.com

10.3         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means the agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by its provisions; and (z) to a statute means the statute as amended from time to time and includes any successor legislation and any regulations promulgated under the statute. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to in this Agreement shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.4         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.5         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable the term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the contemplated transactions are consummated as originally contemplated to the greatest extent possible.

10.6         Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained in this Agreement, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to the subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth in the Disclosure Schedules), the statements in the body of this Agreement will control.

10.7         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. No party may assign his or its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations under this Agreement.

10.8         No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party to this Agreement. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by the written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver of this Agreement; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of this Agreement or the exercise of any other right, remedy, power or privilege.

10.10       Governing Law; Consent to Jurisdiction. This Agreement is entered into in Los Angeles County, California and shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California. Each party acknowledges and consents to the personal jurisdiction of the State and Federal courts in the State of California with respect to any action or proceeding arising out of or in connection with any provision of this Agreement.

10.11       Forum and Venue. The State of California shall be the sole and exclusive forum for any claim or suit between or among the parties involving this Agreement or the other Transactions Documents or any transactions contemplated hereby or thereby. All such claims or suits shall be filed only in Los Angeles County, California, which shall be the sole and exclusive venue for all such matters.

10.12       Waiver of Jury Trial.

(a)           EACH OF THE PARTIES HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.12 AND EXECUTED BY EACH OF THE PARTIES), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(b)           To the extent the foregoing waiver of a jury trial is held to be unenforceable under applicable California law, the parties shall refer, for a complete and final adjudication, any and all issues of fact or law involved in any litigation or proceeding (including all discovery and law and motion matters, pretrial motions, trial matters and post-trial motions up to and including final judgment), brought to resolve any dispute (whether based on contract, tort or otherwise) between the parties hereto arising out of, in connection with or otherwise related or incidental to this Agreement or any Transaction Document to a judicial referee who shall be appointed under a general reference pursuant to California Code of Civil Procedure Section 638, which referee’s decision will stand as the decision of the court. Such judgment will be entered on the referee’s statement of judgment in the same manner as if the action had been tried by the court. The parties shall select a single neutral referee, who shall be a retired state or federal judge with at least five years of judicial experience in civil matters; provided that in the event the parties cannot agree upon a referee, the referee will be appointed by the court.

10.13       Public Announcements; Review. Unless otherwise required by applicable law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements (including SEC filings) in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such announcement. Prior to making any public announcement relating to this Agreement, including, without limitation, announcements required by applicable law or stock exchange requirements, the announcing party shall grant to the non-announcing party a reasonable period of time in which to review and provide comment to such announcement (including SEC filings), and further, shall use reasonable efforts to accommodate the comments, if any, of such non-announcing party.

10.14       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the date first written above.

SELLERS:

/s/ Darren Katic
Darren Katic

/s/ Gerald Tywoniuk
Gerald Tywoniuk

MANHATTAN HOLDINGS, LLC
a Delaware limited liability company

	By:	/s/ Matthew Hagen
Name: Matthew Hagen
Its: Member

SCNRG:	SCNRG, LLC,
a California limited liability company

	By:	/s/ Darren Katic
Name: Darren Katic
Its: Managing Member

BUYER:	SARA CREEK GOLD CORP.,
a Nevada corporation

	By:	/s/ Kristian Andresen
Name: Kristian Andresen
Its: Chief Executive Officer

Signature Page to the Membership Interest Purchase Agreement

EXHIBIT A
SCNRG PROPERTIES

Mineral leasehold of the 40 acres, more or less, described as the “D.E.E.P. Lease”, located in the Midway-Sunset Field #464, at W/2, W/2, SE/4, Section 7, Township 11 North, Range 23 West, SBBM, Kern Co., California.